June 6, 2016

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Attention:     Terence O’Brien, Accounting Branch Chief
                      Nudrat Salik, Staff Accountant
                      Al Pavot, Staff Accountant

Re:

SolarCity Corporation
Form 10-K for the Fiscal Year Ended December 31, 2015
Filed February 10, 2016
Form 10-Q for the Period Ended March 31, 2016
Filed May 10, 2016
Form 8-K
Filed May 9, 2016
File No. 1-35758

Ladies and Gentlemen:

On behalf of our client SolarCity Corporation (the “Company”), and as communicated with the staff  on June 6, 2016, the Company intends to respond to the comments from the staff of the Securities and Exchange Commission received by letter dated May 23, 2016 by June 14, 2016.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Steven V. Bernard

Steven V. Bernard

cc:      Tanguy V. Serra, President and Chief Financial Officer
           Seth R. Weissman, Executive Vice President, General Counsel and Secretary
           SolarCity Corporation